Exhibit 99.1

Copano Energy, L.L.C.	News Release

Contacts:	Matt Assiff, Senior VP & CFO
Copano Energy, L.L.C.
FOR IMMEDIATE RELEASE	713-621-9547
Jack Lascar / jlascar@drg-e.com
Anne Pearson/ apearson@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY INCREASES QUARTERLY CASH DISTRIBUTION
Sixteenth Consecutive Increase Since IPO

HOUSTON – January 14, 2009 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today a cash distribution for the fourth quarter of 2008 of $0.575 per unit, or $2.30 per unit on an annualized basis, for all of its outstanding Common Units.  This distribution is $0.005 above its distribution of $0.57 per unit for the third quarter of 2008.  The distribution will be payable on February 13, 2009, to holders of record of Common Units at the close of business on February 2, 2009.

“We are pleased to announce a 0.9% increase in Copano’s quarterly distribution to unitholders, which represents our sixteenth consecutive quarterly distribution increase.  This distribution reflects continued growth in service throughput volumes and the benefit of Copano’s hedging program, which helped offset an unfavorable commodity price environment,” said John Eckel, Chairman and Chief Executive Officer of Copano Energy.

Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the company’s Securities and Exchange Commission filings.